Exhibit 8.2

[BINGHAM MCCUTCHEN LETTERHEAD]

February 2, 2010

Highbury Financial Inc.

999 18th Street, Suite 3000

Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel for Highbury Financial Inc., a Delaware corporation, (“Highbury”) in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of December 12, 2009 (the “Agreement”), by and among Affiliated Managers Group, Inc., a Delaware corporation, Manor LLC, a Delaware limited liability company, and Highbury and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.

In connection with this opinion, we have examined the Agreement, the Registration Statement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) that the statements concerning the Merger set forth in the Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) that the factual representations and assumptions contained in the tax representation letters provided by the Company and Highbury for purposes of the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend” are true, complete and correct. We have also assumed that the parties have complied with and, to the extent applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Agreement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications asset forth herein, we are of the opinion that for United States federal income tax purposes, the discussion entitled “Material United States Federal Income Tax Consequences of the Merger and the Special Dividend” in the Registration Statement insofar as it relates to statements of United States law or legal conclusions is correct in all material respects.

The opinion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (the “IRS”) and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such changes.  No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of any aspect of the Merger.  The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.  Further, no assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. The opinions expressed herein are as the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur or become effective.  In the event any one of the statements, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP